EXHIBIT 10.1

                                LICENCE AGREEMENT

     THIS AGREEMENT made as of the 22nd day of October 1998,

between

ASTRIS ENERGI INC.
2394 Dunwin Drive
Mississauga, Ontario,
L5L 1J9

and

ENERGY VENTURES INC. (CANADA)
43 Fairmeadow Avenue,
North York, Ontario,
M2P 1W8

     LICENSOR and LICENSEE hereby agree as follows:

1.   Definitions

     In this agreement the following terms are used as mentioned below:

ALKALINE FUEL CELLS means fuel cells (i.e. electrochemical cells utilizing fuel and oxidizer) with alkaline electrolyte.

GROSS SALES means in respect of LICENSED ARTICLES sold in the ordinary course of business:

     (a) to a customer and not returned the gross invoice price for each separate sale (considered to occur when a product is delivered), net of trade, promotional, quantity or cash discounts actually allowed, rebates granted and taken, any direct sales tax including Goods and Services Tax, customs duty, insurance, special packing and freight charges set out separately in the invoice; and

     (b) If a LICENSED ARTICLE is incorporated as part of a product, the price of the LICENSED ARTICLE will, where reasonably possible, be identified separately on any invoice. When a distinct price for a LICENSED ARTICLE is not identified on an invoice, the sale value shall be calculated as above, using an average of prices billed in typical recent sales of equivalent LICENSED ARTICLES or products, and if there are no such sales, then the price of the LICENSED ARTICLE shall be deemed to be that portion of the sale price of the product as manufacturing cost of the LICENSED ARTICLE relates to the manufacturing cost of the product. LICENSEE shall, upon request, provide evidence satisfactory to LICENSOR, acting reasonably, of such manufacturing costs;


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LICENSED ARTICLES of this contract are alkaline fuel cells, alkaline fuel cell systems and their composite parts such as alkaline fuel cell electrodes any other alkaline fuel cell or alkaline fuel cell system components embodying or otherwise utilizing the TECHNOLOGY.

LICENSEE means Energy Ventures Inc. (Canada), its successors and assigns.

LICENSOR means Astris Energi Inc. and Astris Inc., their successors and assigns.

SPECIFIED USES means rights to use in the field of manufacturing, research and development, marketing and commercial production including the right to sublicence in whole or in part any of such uses to third parties worldwide.

TECHNOLOGY means the technology of ALKALINE FUEL CELLS developed by the LICENSOR, comprising know-how, procedures, recipes, designs and patterns, as well as patents and patent disclosures other relevant documents as provided by the LICENSOR and set out in a Schedule attached hereto.

2.   Grant of licence

     LICENSOR grants to LICENSEE a nonexclusive worldwide licence to use the TECHNOLOGY for the SPECIFIED USES.

3.   Access to TECHNOLOGY

     LICENSOR agrees to disclose and provide information related to the TECHNOLOGY to the LICENSEE, to the extent required to enable the LICENSEE to use the TECHNOLOGY for the purposes stated herein. LICENSOR further agrees to direct their officers, directors, employees and consultants (and particularly Jiri K.
Nor) to disclose and provide such information as such person or persons possess.

4.   Royalties

     LICENSEE agrees to pay LICENSOR a ROYALTY as follows:

     (a) basic royalty of $25,000 (twenty five thousand dollars), on the day of execution of this agreement, on account of royalties payable respecting year one of the agreement;

     (b) royalty on

          (i)  GROSS SALES of LICENSED ARTICLES manufactured by LICENSEE; and

          (ii) licence fees and royalties received by LICENSEE for a sublicense of TECHNOLOGY;

     calculated as follows:
     2.5% during the first four years,
     2% during the next six years.


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     LICENSEE agrees to pay the royalties accrued in the course of a calendar year in the first 90 days of the calendar year following. For purpose of this agreement, year one will be the period beginning on the effective date of this agreement and ending on 31 December 1999 and years two to ten shall be 2000 to 2008 respectively.

     (c) Beginning with year two, alternate minimum royalty of $10,000 shall be payable if the royalties accrued under Clause 4(b) do not reach or exceed this amount.

     (d) The obligation of the LICENSEE to pay royalties will cease at the end of year 10 (on 31 December 2008) or when the royalties paid to LICENSOR reached the sum of $5,000,000 in the aggregate, whichever happens first. From that point on, the LICENSEE will enjoy a perpetual, fully paid, royalty free licence.

     (e) LICENSEE shall pay to LICENSOR or remit to the appropriate taxation authority the Goods and Services Tax respecting ROYALTIES provided LICENSOR is a GST registrant and provides LICENSEE with the information necessary to claim an input tax credit.

5.   Additional Licences

     LICENSOR shall be free to grant further licences concerning the TECHNOLOGY, except to parties sublicensed by LICENSEE.

6.   Secrecy

     Neither LICENSEE nor LICENSOR (each a "Receiving Party") shall directly or indirectly, disclose or use, at any time, either during the currency of this agreement or for five years subsequent to its termination, any secret or any confidential information concerning the other party's processes, methods, formulae, apparatus specifications, materials and sources of supply thereof, customers, their identities and requirements, discoveries, inventions, patents (including applications and rights in either), contracts, finances, personnel, their duties and capabilities, research plans, policies and intentions, including matters not technically trade secrets ("Proprietary Information"), the dissemination of knowledge whereof might prove prejudicial to the other party, other than to their employees, associates, consultants, independent contractors, customers, licensees, sub-licensees, joint venturers and partners who have a need to know the information disclosed in the course of their duties who shall be advised of these confidentiality requirements and agree to be bound thereby. The disclosing party is responsible for any improper use or disclosure by such persons.

     Proprietary Information does not include:

     a) Information which can be established as having been known by the Receiving Party prior to the disclosure of such information by the other party;

     b) Information which can be demonstrated to have been in the public domain at the time of disclosure, or which has subsequently been made a part of the public domain by the disclosing party or others, without the fault of the Receiving Party;


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     c) Information disclosed by one party and specified in writing as not constituting Proprietary Information; or

     d) Information subsequently disclosed to the Receiving Party by a third party having no obligation of secrecy to the disclosing party.

     e) Information required to be disclosed at law.

7.   Term and Termination

     This contract comes into force on the effective date when signed by both parties, and will terminate on 31 December 2008 or when the aggregate royalty amount of $5,000,000 had been reached as outlined in 4(d). In either case the licence will become a perpetual, fully paid, royalty free licence and will survive this contract without limitation.

     Either party may terminate this agreement where the other party is in material breach (including non payment of any ROYALTIES) of any of the terms of this agreement and such other party does not remedy the breach within 30 days of receipt of written notification of the nature of the breach or if the other party is subject to an execution or any other process of any Court which becomes enforceable against the other party or if a distress or analogous process shall be levied upon the property of such other party or if such other party shall become insolvent or commit an act of bankruptcy or make an assignment in bankruptcy or bulk sale of its assets or a bankruptcy petition is filed or presented against the other party or if the other party shall cease to carry on business in the ordinary course. If the LICENSOR shall become insolvent or commit an act of bankruptcy or make an assignment in bankruptcy or bulk sale of its assets or a bankruptcy petition is filed or presented against it or if LICENSOR shall cease to carry on business in the ordinary course, then the licence will become a perpetual, fully paid, royalty free licence and will survive this contract without limitation.

8.   Succession in Title

     This contract is also valid for and binding upon the legal successors of both parties.

9.   Alteration

     Alterations and supplements to this contract are valid only if they have been agreed upon by both parties in the form of a written and signed contract.

10.  Relevant Law, Jurisdiction

     This contract is subject to the Laws of the Province of Ontario, Canada. All disputes under this contract shall be settled by arbitration conducted in the Municipality of Metropolitan Toronto, in accordance with the provisions of the Arbitration Act, 1991 (Ontario).

     For the purposes of the foregoing Section 10, the following provisions shall govern any arbitration hereunder:


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     Either party may by written notice to the other party request that the disagreement be referred to arbitration with the reference being to a single arbitrator mutually agreed to by the parties provided that, if the parties are unable to agree on an arbitrator within fifteen days of deemed receipt of the written notice, the arbitration shall be to three arbitrators, one of whom shall be appointed by LICENSOR and one shall be appointed by the LICENSEE within twenty days of deemed receipt of the written notice (and each party shall provide notice to the other party of the arbitrator so appointed within twenty days of the deemed receipt of the written notice requesting the arbitration) and the third arbitrator shall be appointed by the arbitrators appointed by the parties and such third arbitrator shall be the chairman provided further that if either party fails to give notice of the appointment of an arbitrator as herein provided the reference shall be to any arbitrator appointed in accordance with this clause and such arbitrator shall be considered to have been mutually agreed to by each of the parties;

     The award may be made by the majority of the arbitrators where the reference is to three or more arbitrators. If the arbitrators have allowed their time or extended time for making an award, as provided in the Arbitration Act, to expire without making an award or if the chairman shall have delivered to the parties to the arbitration a notice in writing stating that the arbitrators cannot agree or if there is not a majority of the arbitrators in agreement, any party to the arbitration may apply to the courts or to a Judge thereof to appoint an umpire who shall have the like power to act in the reference and to make an award as if they had been duly appointed by all the parties to the submission and by the consent of all the parties who originally appointed the arbitrators thereto. If an umpire is appointed pursuant to this paragraph, such umpire shall make his or her award within one month after the original or extended time appointed for making the award of the arbitrators has expired or on or before any later date to which the parties to the reference agreed in writing, or if the parties have not agreed, then within such time as the court or judge appointing such umpire may deem proper.

     The decision arrived at by the arbitrator shall be final and binding and no appeal shall lie therefrom except as to matters of law.

11.  Notice

     Any notice or communication to be given or made under this agreement must be in writing and will be deemed to be properly given or made on the earliest of the following:

     (a)  actual delivery;

     (b)  seventy-two hours after being sent by commercial courier service; and

     (c) the business day following which any telegram or telecopier message is sent.

     if sent to the addresses and to the attention of the persons set out below:


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     If to LICENSEE:

     Energy Ventures Inc. (Canada)
     43 Fairmeadow Avenue,
     Toronto, Ontario,
     M2P 1W8
     Attention:  D. Wayne Hartford, President
     Telecopier number:  (416) 733-8407

     and to:

     Cassels Brock & Blackwell,
     Suite 2100, Scotia Plaza,
     40 King Street West,
     Toronto, Ontario,
     M5H 3C2
     Attention:  Bruce Clark
     Telecopy:  (416) 360-8877

     If to LICENSOR:

     Astris Energi Inc.
     2394 Dunwin Drive
     Mississauga, Ontario,
     L5L 1J9
     Attention:  Jiri K. Nor, P. Eng., President
     Telecopier number:  (905) 844-4522

     Addresses may be changed by notice given in accordance with this provision.

     AGREED TO this 22nd day of October 1998.

                                        ENERGY VENTURES INC. (CANADA)


                                        per  /s/  Name Illegible
                                           -------------------------------------


                                        ENERGY VENTURES INC. (CANADA)


                                        per    /s/  Name Illegible
                                           -------------------------------------


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                                        ASTRIS ENERGI INC.


                                        per  /s/ Jiri K. Nor
                                           -------------------------------------


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                               SCHEDULE TO LICENCE

ASTRIS ALKALINE FUEL CELL TECHNOLOGY as described in the following:

1. Fuel Cell Technology of Astris, Proc. of International Seminar in Netherlands, October 1987.
2. Recent Advances in Commercialization of Alkaline Fuel Cells, World Hydrogen Conference, Hawaii 1990.
3.  U. S. Patent No. 5,008,162 "Test Cell Structure".
4.  Development of a Hydrogen Air Fuel Cell Power Module, internal report,
    1997.
5. Advanced Sustainable Energy Technology Systems (ASETS), presented at Conference on Renewable Energy, Toronto, October 1997.
6. Fuel Cell Concepts - Industrial Fuel Cell Vehicle Project, report to the fuel cell powered golf cart project consortium, 1997.
7.  Fuel Cell Technology of Astris, internal report, 1997.
8.  QUICKCELL - Electrochemical Test Cell.
9.  LABCELL LC50, LC200 designs and data sheets.
10. Bipolar Cell BC 100 with "eggcrate" type bipolar plate.
11. Bipolar Cell BC300M with multiple gas ports.
12. Bipolar plate designs, ribbed and/or "eggcrate", plastic or metal.
13. Fuel Cell Generators models E1 to E3.


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